EXHIBIT (e)
CO-REGISTRANT’S OUTSTANDING DEBT TO THE COMMONWEALTH OF AUSTRALIA AS OF JUNE 30, 2010 AND ITS
CONTINGENT LIABILITY AS CO-REGISTRANT OF THE OUTSTANDING DEBT OF OTHER ENTITIES AS OF THE END OF
THE LAST FIVE FISCAL YEARS
Public Debt
     The public sector indebtedness of the Co-registrant is comprised of a number of distinct categories: public debt to the Commonwealth of Australia, other state debt to the Commonwealth of Australia, New South Wales Treasury Corporation guaranteed debt and contingent liabilities.
     During April 1995, the Australian Government and the Co-registrant entered into an agreement (the “Financial Agreement”) whereby the Co-registrant would pre-redeem its debt to the Commonwealth of Australia. This was carried out in July 1995 and the Co-registrant currently has no debt to the Commonwealth of Australia outstanding.
Other State Debt to the Commonwealth of Australia
     During the 1950s and 1960s a series of loans were made by the Commonwealth to the States under various agreements (contained in the Housing Agreement Acts 1956, 1961, 1966, 1973 and Housing Assistance Acts 1973, 1978, 1984 — all Commonwealth legislation). These involved a series of concessional interest rate loans with annual repayments by the states. These loans were provided 1956-57 until 1993-94. Subsequently, housing assistance from the Commonwealth to the States has taken the form of grants.
     The following table outlines the outstanding advances made by the Commonwealth of Australia under this category of debt.

	As at June 30,
	2004	2005	2006	2007	2008	2009	2010
	(A$ million)
Commonwealth and State Housing	1,776	1,629	908	882	855	828	800
Guaranteed Debt On-lent by the Registrant
     The Registrant’s primary function has been to act as a central financing authority for on-lending funds raised by it to various New South Wales statutory bodies. Under the provisions of the Public Authorities (Financial Arrangements) Act 1987 of New South Wales, financial arrangements entered into by a statutory body may be guaranteed by the Co-registrant.
     The Registrant’s guaranteed debt, which is guaranteed by the Co-registrant, as at the end of each of the last seven fiscal years, and the distribution of this debt among various borrowing authorities is detailed in the following table:
Guaranteed Debt On-lent by the Registrant

	As at June 30,
	2004	2005	2006	2007	2008	2009	2010
	(A$ million)
Bodies within the Public Accounts
Crown (NSW Treasury)	8,866	10,186	10,196	10,485	10,642	13,055	15,282
Barangaroo Delivery Authority	n/a	n/a	n/a	n/a	n/a	4	112
Department of Commerce	320	0	450	533	519	496	0
Department of Housing	10	109	149	123	155	164	167
Department of Planning/Minister for Planning	n/a	101	97	132	197	291	7

	As at June 30,
	2004	2005	2006	2007	2008	2009	2010
	(A$ million)
Department of Services, Technology and Administration	n/a	n/a	n/a	n/a	n/a	n/a	1,057
Growth Centres Commission	n/a	n/a	n/a	5	10	11	11
Hunter Development Corporation	n/a	n/a	1	n/a	1	2	4
Land and Property Management Authority	n/a	n/a	n/a	n/a	n/a	n/a	308
NSW Businesslink Pty Ltd.	n/a	5	5	14	14	13	13
Office of Community Housing	32	33	31	29	28	30	30
Redfern Waterloo Authority	n/a	n/a	4	28	41	45	44
Roads and Traffic Authority	939	871	844	825	734	726	677
Other	7	26	9	13	11	5	5

State Owned Corporations
Country Energy	1,545	1,789	2,001	2,192	2,561	3,002	3,481
Delta Electricity	661	601	551	588	694	1,155	1,239
EnergyAustralia	2,442	2,760	2,848	3,518	3,941	5,084	6,110
Eraring Energy	162	168	212	290	368	519	652
Hunter Water Corporation	131	175	239	325	400	527	678
Integral Energy	1,112	1,229	1,400	1,516	1,865	2,305	2,511
Landcom	121	209	175	203	172	118	90
Macquarie Generation	1,076	989	896	875	806	834	855
Newcastle Port Corporation	32	32	31	31	30	32	76
Port Kembla Port Corporation	51	52	50	49	58	62	63
State Water Corporation	27	85	62	38	38	55	111
Sydney Ports Corporation	178	183	176	170	168	349	633
Sydney Water Corporation	2,464	2,666	2,840	3,194	4,091	5,672	6,733
TransGrid	1,571	1,590	1,484	1,449	1,513	2,031	2,287
Transport Construction Authority	346	574	911	223	319	24	43
WSN Environmental Solutions	46	46	46	n/a	35	66	96

Other Statutory Authorities
Country Rail Infrastructure Corporation	n/a	n/a	n/a	n/a	n/a	53	93
Forests NSW	124	144	140	158	166	171	149
Hawkesbury District Health Services	27	26	24	21	18	17	14
Public Transport Ticketing Corporation	n/a	n/a	n/a	49	71	83	115
Rail Corporation New South Wales	228	228	190	16	n/a	n/a	n/a
State Transit Authority of New South Wales	126	90	77	75	76	181	238
Sydney Catchment Authority	193	196	319	375	414	475	500
Sydney Cricket & Sports Ground Trust	27	27	27	16	23	49	42
Sydney Ferries Corporation	n/a	44	48	53	66	89	n/a
Sydney Harbor Foreshore Authority	10	11	10	10	10	10	11
Taronga Conservation Society Australia	17	31	30	38	39	42	42
Transport Administration Corporation	13	27	37	n/a	n/a	n/a	n/a
University of New England	4	2	0	n/a	n/a	n/a	n/a
University of Technology, Sydney	41	43	41	39	38	41	42
Other	5	3	n/a	n/a	n/a	8	7

NSW Local Government	14	9	5	6	0	0	0

Total Funds Onlent	22,966	25,360	26,655	27,703	30,333	37,889	44,628
Undistributed borrowings	2,848	4,002	1,046	2,572	1,476	5,466	6,482

Total Guaranteed Debt	25,814	29,362	27,701	30,275	31,809	43,355	51,110

     The Registrant raises funds in both the domestic and international capital markets, with the market value of borrowings under management as at June 30, 2010 of A$51.1 billion, which includes A$9.9 billion of offshore debt based on the prevailing rates of exchange at June 30, 2010. The Registrant hedges its foreign debt portfolio through interest rate and currency swaps and other hedging and currency switching transactions.
     Detailed information about the indebtedness of the Registrant, all of which is guaranteed by the Co-registrant, is included in Exhibit (d) of this report.